INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.   )

     Filed by the registrant  [ X ]

     Filed by a party other than the registrant  [   ]

     Check the appropriate box:

     [   ] Preliminary proxy statement
     [ X ] Definitive proxy statement
     [   ] Definitive additional materials
     [   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        LYNTON GROUP, INC.
           (Name of Registrant as Specified in Its Charter)


                        LYNTON GROUP, INC.
              (Name of Person(s) Filing Proxy Statement)


     Payment of filing fee (Check the appropriate box):

     [ X ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(j)(2).
     [   ] $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
     [   ] Fee computed on the table below per  Exchange  Act Rules 14a-6(i)(4)
           and 0-11.

           (1)  Title of each class of securities to which transaction applies:
                N/A
           (2)  Aggregate  number  of securities to which transaction  applies:
                N/A
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
           (4)  Proposed maximum aggregate value of transaction:  N/A

     [   ] Check box if any part of the  fee  is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting
           fee was paid  previously.   Identify the previous filing by
           registration number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:  N/A
           (2)  Form, schedule or registration statement no.:  N/A
           (3)  Filing party:  N/A
           (4)  Date filed:  N/A


                         LYNTON GROUP, INC.
                           9 AIRPORT ROAD
                    MORRISTOWN MUNICIPAL AIRPORT
                    MORRISTOWN, NEW JERSEY 07960

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MARCH 6, 1996

To the Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Lynton Group, Inc. (the "Company") will be held on March 6, 1996, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, for the following purposes:

     1. To elect five Directors to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify;

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1996; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on January 26, 1996 has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof.

     Your attention is called to the proxy statement on the following pages. We hope that you will attend the Annual Meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

                                 By Order of the Board of Directors,


                                 MANUS O'DONNELL,
                                 Secretary


Morristown, New Jersey
February 2, 1996

                          LYNTON GROUP, INC.
                           PROXY STATEMENT
                   ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MARCH 6, 1996
                   _____________________________

     This Proxy Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company to be held on March 6, 1996, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport,
Morristown, New Jersey 07960, and at any adjournment thereof (the "Annual Meeting").

     The Board has fixed the close of business on January 26, 1996 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding 1,962,177 shares of Common Stock, par value $.30 per share (the "Common Stock") and 1,000 shares of Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote and each share of Series C Preferred Stock is entitled to such number of votes as if such shares of Series C Preferred Stock had been converted into Common Stock which shares shall be voted with the holders of Common Stock, together as one class. Accordingly, the holders of the Common Stock and Series C Preferred Stock are entitled to 2,639,956 votes in the aggregate with the holders of the Common Stock entitled to 1,962,177 votes and the holders of the Series C Preferred Stock entitled to 677,779 votes.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and other employees of the Company may solicit proxies by personal contact, telephone, facsimile or other electronic means without additional compensation. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about February 2, 1996.

     Proxies in the accompanying form which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, proxies will be voted FOR all matters listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the person(s) voting the proxies with respect to all other matters properly presented at the Annual Meeting. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. The holders of a majority of the shares of Common Stock and Series C Preferred Stock, together as a class, outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting will be required for the election of directors. The ratification of the selection of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast at such meeting. If a stockholder, present in person or represented by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently.

     PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of January 26, 1996, (i) the number of shares of Common Stock and Series C Preferred Stock owned of record or beneficially, or both, by each person who owned of record, or is known by the Company to have beneficially owned, individually, or with his associates, more than 5% of such class of voting securities then outstanding; (ii) the number of shares owned beneficially by each Director of the Company, each person nominated to be a Director and each named executive officer of the Company; and
(iii) the number of shares owned beneficially by all Directors and executive officers as a group. Except as otherwise indicated below, each of the persons listed below has sole voting and investment power with respect to his or her shares.

                                         Amount and
                                         Nature of
Name and Address       Title             Beneficial       Percent
of Beneficial Owner    of Class          Ownership        of Class
Christopher Tennant    Common Stock        231,132(1)        11.8%
9 Airport Road
Morristown, NJ

James G. Niven         Common Stock        160,280(2)         7.6%
230 Park Avenue South  Series C                200           20.0%
New York, NY           Preferred Stock

Richard Hambro         Common Stock        141,669(3)         7.0%
10 Park Place          Series C                100(4)        10.0%
London, England        Preferred Stock

Nicholas R.H. Toms     Common Stock         23,236(5)         1.2%
600 Madison Avenue
New York, NY

Mark A. Alexander      Common Stock          8,335(6)          *
99 Wood Avenue South
Iselin, NJ

George H. Hempstead,   Common Stock            -0-(7)         -0-
 III
99 Wood Avenue South
Iselin, NJ

Ian J. Borrowdale      Common Stock         63,214(8)        3.2%
9 Airport Road
Morristown, NJ

Manus O'Donnell        Common Stock            -0-(9)         -0-
9 Airport Road
Morristown, NJ

Louis Marx, Jr.        Common Stock       135,556(10)        6.5%
667 Madison Avenue     Series C               200(11)       20.0%
New York, NY           Preferred Stock

Thomas E. Sopwith      Common Stock       139,467            7.1%
Denham Airfield
Uxbridge
Middlesex, England

HM Holdings, Inc.      Common Stock     1,095,968(12)      49.6%
c/o Hanson Industries
99 Wood Avenue South
Iselin, NJ

Task Holdings, Inc.   Common Stock        338,889(13)      14.7%
30 Rockefeller Plaza  Series C                500          50.0%
New York, NY          Preferred Stock

Brae Group, Inc.      Common Stock        135,556(10)       6.5%
333 Clay Street       Series C                200           20.0%
Houston, TX           Preferred Stock

J.O. Hambro           Series C                100           10.0%
 Nominees Ltd.        Preferred Stock
10 Park Place
London, England

All Executive         Common Stock        624,532(14)       28.3%
Officers and          Series C                300           30.0%
Directors             Preferred Stock
as a Group
(consisting of 8
persons)

 *   Less than 1%

(1) Includes 220,000 shares held by Christopher Tennant and 11,132 shares held by Lynton International Limited, a company organized under the laws of England ("Lynton International"). Mr. Tennant is the sole shareholder of Lynton International and, by virtue of such ownership, Mr. Tennant may be deemed the beneficial owner of the shares held by Lynton International.

(2) Includes 12,500 shares held by Mr. Niven and 135,556 shares which Mr. Niven has the right to acquire pursuant to the conversion of shares of Series C Preferred Stock held by him. Also, includes 5,000 shares owned by a foundation for which Mr. Niven serves as a trustee and a director and 7,224 shares which Mr. Niven has the right to acquire within 60 days pursuant to the exercise of stock options. The number does not include an additional 1,667 shares issuable pursuant to options which are not exercisable within 60 days.

(3) Includes 66,667 shares held by BMB-H Investment Company Limited, a Jersey corporation ("BMB-H") which is 25% owned and controlled by J.O. Hambro & Company Limited, a corporation organized under the laws of England ("J.O. Hambro"). Richard Hambro is an Executive Director of J.O. Hambro and, by virtue of such status, may be deemed to be a controlling person of BMB-H and beneficial owner of the shares held by BMB-H. Also, includes 67,778 shares J.O. Hambro Nominees Limited ("Hambro Nominees") has the right to acquire pursuant to the conversion of shares of Series C Preferred Stock held by Hambro Nominees, and 7,224 shares which Mr. Hambro has the right to acquire within 60 days pursuant to the exercise of stock options. The number does not include an additional 1,667 shares issuable pursuant to options which are not exercisable within 60 days.

(4) Consists of 100 shares held by J.O. Hambro Nominees Limited (see (3) above).

(5) Includes 16,012 shares held by Nicholas R.H. Toms, and 7,224 shares which Mr. Toms has the right to acquire within 60 days pursuant to the exercise of stock options, but does not include an additional 1,667 shares issuable pursuant to options which are not exercisable within 60 days.

(6) Includes 3,334 shares which Mr. Alexander, a director of the Company, has the right to acquire from Christopher Tennant pursuant to an agreement between them and 5,001 shares which Mr. Alexander has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Alexander is Senior Vice President - Corporate Development of Hanson Industries, the U.S. arm of Hanson PLC, a public limited company organized under the laws of England. Mr. Alexander disclaims beneficial ownership of shares owned by HM Holdings, Inc. ("HM Holdings"), an indirect wholly-owned subsidiary of Hanson PLC. Mr. Alexander is not standing for re-election to the Board of Directors.

(7)  Mr. Hempstead, Senior Vice President - Law and  Administration   of Hanson
     Industries, disclaims beneficial ownership of shares owned by HM Holdings.

(8) Includes 46,547 shares held by Mr. Borrowdale, and 16,667 shares which Mr. Borrowdale has the right to acquire within 60 days pursuant to the exercise of stock options.

(9) Does not include 20,000 shares issuable pursuant to options which are not exercisable within 60 days.

(10) Consists of 135,556 shares which Brae Group, Inc. ("Brae") has the right to acquire pursuant to the conversion of shares of Series C Preferred Stock held by Brae. Louis Marx, Jr. owns the majority of the voting securities of Brae and may therefore be deemed to beneficially own the shares held by Brae.

(11) Consists of 200 shares held by Brae Group, Inc. (see (10) above).

(12) Includes 848,455 shares held by HM Holdings and 247,513 shares which HM Holdings has the right to acquire within 60 days pursuant to the exercise of warrants. (See "Election of Directors - Transactions with Management and Others").

(13) Consists of 338,889 shares which Task Holdings, Inc. ("Task") has the right to acquire pursuant to the conversion of shares of Series C Preferred Stock held by Task.

(14) Includes 43,340 shares which present officers and directors have the right to acquire within 60 days pursuant to the exercise of stock options and 203,334 shares which may be acquired pursuant to the conversion of shares of Series C Preferred Stock.


THE STOCKHOLDERS' AGREEMENT

     In August 1990, HM Holdings, the Company and Christopher Tennant executed a Stockholders' Agreement that provides for certain rights of first refusal, rights of inclusion and rights to compel sale in connection with certain sales of securities of the Company by HM Holdings and Mr. Tennant. The Stockholders' Agreement further provides that upon exercise of the warrant purchased from the Company by HM Holdings in August 1990 and as long as HM Holdings beneficially owns at least 25% of the outstanding shares of Common Stock of the Company, the Board of Directors of the Company shall consist of nine directors and HM Holdings shall have the right to nominate four directors. In connection therewith, Mr. Tennant has agreed in the Stockholders' Agreement to vote his shares for the nominees of HM Holdings, as directors. In addition, HM Holdings has agreed to vote its shares for Mr. Tennant, as a director, so long as Mr. Tennant owns not less than 5% of the outstanding shares of Common Stock of the Company.

     In December 1992, HM Holdings, the Company and Mr. Tennant agreed to and entered into a First Amendment to the Stockholders' Agreement with the purchasers of the Series C Preferred Stock which granted such purchasers certain rights relating to such rights of inclusion as provided in the Stockholders' Agreement for certain sales of the Company's securities by HM Holdings and Mr. Tennant.

                         ELECTION OF DIRECTORS

     A Board of Directors consisting of five members is to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualify.

     Unless authority is withheld, it is intended that proxies will be voted for the election of the five nominees below, each of whom is currently serving as a director. The Board of Directors does not contemplate that any of these nominees will be unable or will decline to serve. However, if any of them is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

INFORMATION CONCERNING NOMINEES

     The following table sets forth certain information with respect to the five nominees for election to the Board of Directors.

                              Present Position          Has Served as
Name                   Age    and Offices               Director Since
Christopher Tennant    45     President, Chief              1985
                              Executive Officer
                              and Director

James G. Niven         50     Co-Chairman of the Board,     1989
                              Assistant Treasurer and
                              Director

Richard Hambro         50     Co-Chairman of the            1989
                              Board and Director

Nicholas R.H. Toms     47     Assistant Secretary           1985
                              and Director

George H. Hempstead,   52     Director                      1995
III

     CHRISTOPHER TENNANT has been a Director of the Company since November 1985 and became President and Chief Executive Officer in May 1989 upon the Company's acquisition of Lynton Group Limited. From 1985 to 1988, Mr. Tennant also was the Company's Treasurer and Chief Financial Officer. For more than the last five years, Mr. Tennant has served as Managing Director of Lynton Group Limited, the Company's wholly-owned subsidiary.

     JAMES G. NIVEN has been a Director of the Company since May 1989 and Co-Chairman of the Board since February 1994. Since 1982, he has been a general partner of Pioneer Associates Company, a venture capital investment company. He is currently a managing director of Burson-Marsteller Inc. Mr. Niven is a director of Noel Group, Inc., The Prospect Group, Inc., Global Natural Resources, Inc., Lincoln Snacks Company, Staffing Resources, Inc., Tatham Offshore, Inc., HealthPlan Services, Forschner Enterprises, Inc., CBT Bancshares, Inc., and an Advisory Director of Houston National Bank. He is also a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a trustee of the Museum of Modern Art and the National Center for Learning Disabilities, Inc.

     RICHARD HAMBRO has been a Director of the Company since May 1989, was Chairman of the Board from May 1989 to February 1994 and has been Co-Chairman since February 1994. Since 1988, Mr. Hambro has been an Executive Director of J.O. Hambro & Company Limited, a London based investment banking firm. From 1984 to 1988, he was a Director of Hambros Bank in London. Mr. Hambro has also served as a non-executive Director of Lynton Group Limited since 1982. He also presently serves as a director of various other closely held companies.

     NICHOLAS R. H. TOMS has been a Director of the Company since November 1985 and became Assistant Secretary in May 1989. From November 1985 to May 1989, he also served as the Company's Chairman of the Board. Since 1989, Mr. Toms has also been a Director, Chairman and Chief Executive Officer, and since 1992, President, of The Peak Technologies Group, Inc., an integrator of bar code data collection and wireless data transmission equipment and related computer peripherals. Mr. Toms also presently serves as a director of various other closely held companies.

     GEORGE H. HEMPSTEAD, III has been a Director of the Company since May 1995. Since June 1995, he has served as Senior Vice President - Law and Administration of Hanson Industries. Prior thereto, he was Senior Vice President and General Counsel of Hanson Industries from December 1993 to June 1995 and as Vice President and General Counsel from 1982 to December 1993. He has served as a director of Hanson Industries since 1986 and as an Associate Director of Hanson PLC since 1990. Mr. Hempstead is also a director of Smith Corona Corp.

THE COMPANY'S EXECUTIVE OFFICERS

     There are no executive officers of the Company other than those named above, except Ian J. Borrowdale, age 57, Vice President of International Operations and Chief Operating Officer of the Company, and Manus O'Donnell, age 52, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company.

     IAN J. BORROWDALE has been Vice President of International Operations of the Company since January 1991 and Chief Operating Officer since May 1995. Mr. Borrowdale is a director of European Helicopters Limited and was, from 1987 to 1988, its technical director and, from 1988 to 1990, its Managing Director. Prior thereto and from 1981 to 1987, Mr. Borrowdale was employed as the technical director of McAlpines Helicopters Limited, a United Kingdom helicopter maintenance organization.

     MANUS O'DONNELL has been Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company since May 1995. Prior to joining the Company, and since 1993, Mr. O'Donnell was an independent consultant for a variety of companies. In addition, from 1991 to 1993, he was Chief Financial Officer of Clinical Homecare Ltd., a company providing various nursing services, and from 1987 to 1990, he was Chief Financial Officer of Biomatrix, Inc., a biotechnology company.
EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 1995, 1994 and 1993, of those persons who were, at September 30, 1995 (i) the chief executive officer and
(ii) the other most highly compensated executive officers of the Company, whose annual base salary and bonus compensation was in excess of $100,000 (the named executive officers):

                                  SUMMARY COMPENSATION TABLE

                                  Annual                   Long-Term
                                  Compensation             Compensation

                                                             Awards
Name and Principal    Fiscal                                 Options
Position              Year        Salary          Bonus      (shares)
Christopher Tennant   1995        $144,000(1)     $0         0
 President and Chief  1994        $150,976(1)     $0         0
 Executive Officer    1993        $124,000(1)     $0         0

Ian J. Borrowdale     1995        $127,227        $0         0
 Vice President       1994        $135,000        $0         0
 of International     1993        $110,000        $0         16,667
 Operations and
 Chief Operating
 Officer

Robert F. Hagan(2)    1995        $124,498        $0         0
                      1994        $119,000        $0         0
                      1993        $ 99,800        $10,000    16,667

Manus O'Donnell(3)    1995        $ 65,986        $0         20,000
 Vice President of
 Finance, Chief
 Financial Officer,
 Secretary and Treasurer


(1)  In addition, Lynton International Limited,  a  company wholly-owned by Mr.
     Tennant, was paid $48,000, $64,000 and $63,000 during  fiscal  1995,  1994 and  1993, respectively, for office space in London rented to the Company.
     (See " - Transactions with Management and Others").

(2) Mr. Hagan, who is no longer affiliated with the Company, served as Secretary, Treasurer and Chief Financial Officer until May 1995 and in other capacities through September 1995.

(3) Mr. O'Donnell has been employed by the Company since March 1995 and has been Vice President of Finance, Chief Financial Officer, Secretary and
     Treasurer since May 1995.

STOCK OPTIONS GRANTED IN FISCAL 1995

     The following table sets forth information concerning individual grants of stock  options made during fiscal 1995 to each of the named executive  officers
of the Company.   No other stock appreciation rights were granted to any of the named executive officers  during  fiscal 1995.  In the table below, the amounts shown as "potential realizable value" are based upon the average of the closing bid and asked prices of the Company's  Common Stock on the date of grant and on arbitrarily assumed annualized rates of  Common  Stock  price  appreciations of five percent and ten percent over the full term of the options,  as required by
Securities  and  Exchange  Commission regulations.  Actual gains, if  any,  are dependent upon the actual performance  of  the  Common  Stock  as  well  as the continued employment of Mr. O'Donnell.


                                                              Potential
                                                              Realizable Value
                                                              at Assumed
                          % of Total                          Annual Rates
                          Options                             of Stock Price
                          Granted to  Exercise or            Appreciation
                 Options Employees in Base Price  Expiration For Option Term
Name             Granted Fiscal 1995  (per share) Date       5%       10%
Manus O'Donnell  20,000  100%         $1.125      3/24/2005  $15,900  $28,700

STOCK OPTIONS EXERCISED IN FISCAL 1995;
FISCAL YEAR-END VALUES

     During the fiscal year ended September 30, 1995, none of the named executive officers exercised any previously granted stock options.

     The following table indicates the total number of exercisable and unexercisable stock options held by each named executive officer on September 30, 1995, the last day of fiscal 1995. On September 30, 1995, the closing bid price of the Company's Common Stock on the Nasdaq Small-Cap Market was 1/8 per share and, therefore, none of the outstanding options to purchase Common Stock was "in the money" on such date.

     Name                  Exercisable      Unexercisable
Christopher Tennant        -0-              -0-
Ian J. Borrowdale          24,167           -0-
Robert F. Hagan            16,667           -0-
Manus O'Donnell            -0-              20,000

COMPENSATION OF DIRECTORS

     Since inception, no director has received any cash compensation for his services as such. Commencing with fiscal 1994, however, directors who are non-employees of the Company have been entitled to an annual fee of $5,000 for service on the Board, and $500 for each meeting, as well as committees of the Board on which they serve, attended by said member. No non-employee director has to date accepted such fees.

     Since May 1993, Anglo Investors Corp., a company owned by James G. Niven (Co-Chairman and a director of the Company), has been retained to provide consulting services to the Company. Such company was paid the sum of $27,000 for such services during fiscal 1995.

     See " - Stock Option Plan" for information on Formula Options granted to each member of the Board who is not an employee of the Company.

     In the past, directors have been and will continue to be reimbursed for reasonable expenses incurred on behalf of the Company.

EMPLOYMENT CONTRACTS

     Christopher Tennant, President and Chief Executive Officer of the Company, is employed pursuant to an employment agreement expiring September 30, 1996 at an annual base salary of $180,000 plus annual cost-of-living adjustments. In addition, the agreement provides for the payment of bonus compensation based upon certain financial performance levels being achieved.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions regarding compensation of the Company's executive officers are generally made by the Compensation Committee (the "Committee") formed in February 1994. Prior to the formation of the Committee, decisions regarding executive compensation were made by the entire Board of Directors. The current members of the Committee are James G. Niven, Richard Hambro and Mark A. Alexander.

     The executive officers compensation program generally consists of base salary, incentive compensation, other miscellaneous compensation and stock option awards. The Committee considers the entire compensation package when setting any one component of compensation.

     The executive compensation philosophy maintained by the Company is to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Assessments of both individual and corporate performance influence management's compensation levels. The Committee believes that it is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Management compensation is intended to be set at levels that the Committee believes is consistent with others in the Company's industry.

     The Committee also believes that equity ownership by management is beneficial in aligning managements' and stockholders' interests in the advancement of stockholder value. Base salaries for management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries and bonuses for comparable positions at comparable companies within the aviation industry.

     Based on its evaluation of these factors, the Committee believes that in order to attract and retain qualified senior management such persons should be employed pursuant to arrangements which generally will provide for annual cost-of-living adjustments, bonus compensation under certain conditions and the grant of stock options. Due to the Company's performance during fiscal 1995, the Committee determined not to award any stock options to any of the executive officers during fiscal 1995 with the exception of Manus O'Donnell who was awarded stock options upon becoming employed by the Company.

     Christopher Tennant became Chief Executive Officer of the Company in 1989. His compensation for the fiscal year ended September 30, 1995 reflects the size and complexity of the Company, as well as his experience, individual contributions and corporate performance. In addition, in determining Mr. Tennant's compensation, the Committee takes into account salaries being paid to other chief executive officers of similar companies. Due to the Company's recent performance, Mr. Tennant's salary was not increased in fiscal 1995.

     Compensation Deduction Limitation.   As part of the 1993 Omnibus  Budget
Reconciliation Act, Congress enacted Section 162(m) of the Internal Revenue Code, effective in 1994, which limited to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless the compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. Under present employment arrangements, it is not anticipated that any officer will receive compensation subject to this limitation during the fiscal year ending September 30, 1996. In the future, if necessary, the Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate execute officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee
     James G. Niven
     Richard Hambro
     Mark A. Alexander

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In February 1994, the Board of Directors formed a Compensation Committee, the current members of which are James G. Niven, Richard Hambro and Mark A. Alexander. Each of such persons served thereon throughout the fiscal year ended September 30, 1995. In February 1994, each of Mr. Niven and Mr. Hambro became Co-Chairman of the Board of Directors. Mr. Niven and Mr. Hambro received no compensation during fiscal 1995 for service in such capacities. However, since May 1993, Anglo Investors Corp., a company owned by Mr. Niven, has been retained to provide consulting services to the Company. During the fiscal year ended September 30, 1995, Anglo Investors Corp. was paid $27,000 for such services. Prior to February 1994, Mr. Hambro served as Chairman of the Board from May 1989 to February 1994. Mr. Alexander is a non-officer director and is not an employee or former or current officer of the Company or any of its subsidiaries. He is not standing for re-election to the Board of Directors.

     See " - Transactions with Management and Others" for information on the dividends paid during fiscal 1995 to the holders of the Company's Series C Convertible Preferred Stock, in which each of Mr. Niven and Mr. Hambro has an interest.

     During the fiscal year ended September 30, 1995, no executive officer of the Company served as a director or a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Market Index and a MG Group Index.*

                   COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG LYNTON GROUP, INC.,
                   NASDAQ MARKET INDEX AND MG GROUP INDEX

DESCRIPTION OF GRAPH: The graph is a line graph plotting the yearly change in cumulative total returns over a five-year period from October 1, 1990 to September 30, 1995. The graph compares the value of $100 invested on October 1, 1990 in the Company's Common Stock, the NASDAQ Market Index and a MG Group Index. The Y axis on the graph represents $25 increments, within the range of $0 to $250 and the X axis represents the five-year period from October 1, 1990 to September 30, 1995. The chart below reflects the data points used for the graph.

Value at          Lynton Group     MG Group     NASDAQ Market
September 30,     Common Stock     Index        Index
1990              $100.00          $100.00      $100.00
1991                56.09           120.65       134.19
1992                56.09           104.19       131.96
1993                40.06           122.45       171.62
1994                 9.35           141.17       181.61
1995                 4.01           209.56       220.50

     * Source: Media General Financial Services, Inc.

STOCK OPTION PLAN

     In August 1993, the Board of Directors of the Company adopted the 1993 Stock Option Plan (the "1993 Plan") for employees, officers, consultants or directors of the Company or its subsidiaries to purchase up to 250,000 shares of Common Stock of the Company. Stockholder approval was obtained in June 1994. Options granted under the 1993 Plan may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code, or non-statutory stock options. Under the terms of the 1993 Plan, participants may receive options to purchase Common Stock in such amounts and for such prices as may be established by the Board of Directors or the committee appointed by the Board, provided, however, that any incentive stock options granted under the 1993 Plan shall be granted at no less than 100% of the fair market value of the Common Stock of the Company at the time of grant.

     The 1993 Plan also provides that on November 1st of each year each member of the Board who is not an employee of the Company will be awarded an option (the "Formula Option") to purchase 1,667 shares of Common Stock of the Company. Formula Options will have an option price equal to 75% of the fair market value of the Common Stock of the Company as of the date of such grant.

     As of September 30, 1995, options to acquire 60,002 shares of Common Stock have been granted under the 1993 Plan and 189,998 options were available for future grant.

SAVINGS PLANS

     The Company has a voluntary savings plan covering substantially all of its employees in the United States. The plan qualifies under Section 401(k) of the Internal Revenue Code. Pursuant to the plan, eligible employees may elect to contribute up to 15% of their salaries to an investment trust. Effective October 1, 1990, the Company contributes an amount equal to 100% of the first 4% of employee contributions. In addition, the Company has a voluntary savings plan covering eligible employees of its subsidiaries in the United Kingdom pursuant to which eligible employees may elect to contribute up to 17 1/2% of their salaries to an investment trust. The Company contributes an amount equal to 100% of the first 4% of employee contributions. During the fiscal year ended September 30, 1995, contributions made under such savings plans by the Company were (i) $6,356, $4,760 and $5,000 for Messrs. Tennant, Hagan and Borrowdale, respectively; and (ii) $16,116 for all executive officers as a group.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, during the fiscal year ended September 30, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with. In making these disclosures, the Company has relied solely on a review of the copies of such reports furnished to the Company and written representations of its directors, executive officers and its greater than 10% stockholders.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Pursuant to a Credit Agreement, as amended, entered into in August 1990 (the "Credit Agreement"), HM Holdings, Inc., an indirect wholly-owned subsidiary of Hanson PLC ("HM Holdings"), had provided secured debt financing in the aggregate amount of $17,000,000 to the Company and Lynton Jet Centre, Inc., a wholly-owned subsidiary of the Company ("Lynton Jet"). Specifically, in August 1990, HM Holdings made a $2,000,000 term loan to the Company (the "Company Term Loan"), a $10,800,000 term loan to Lynton Jet (the "Lynton Jet Term Loan") and provided a $4,200,000 revolving credit facility to Lynton Jet (the "Revolving Credit Loans" and, together with the Company Term and the Lynton Jet Term Loan, collectively the "Loans"). In August 1994, the Revolving Credit Loan was reduced from $4,200,000 to $3,200,000 unless HM Holdings otherwise agrees in writing.

     In June 1994, the Company Term Loan was repaid in full and the then remaining principal payments on the Lynton Jet Term Loan were made through the final payment due on September 30, 1997 (which will be in the principal amount of $2,905,923). The Revolving Credit Loans of $3,200,000 shall also be due on September 30, 1997. In October 1994, HM Holdings agreed to an additional $500,000 Revolving Credit Loan.

     Under the terms of an Agreement of Lease entered into in August 1990, as amended in July 1994 (the "Lease"), Lynton Jet leases to HM Industries, an affiliate of HM Holdings, office and hangar space at the Company's Jet Centre facility in Morristown, New Jersey for the purpose of repair and operation of certain aircraft of HM Industries and its affiliates. The term of the Lease is ten years, provided that HM Industries has the right to terminate the Lease upon termination of the Management Agreement (described below). Prior to July 1, 1994, the annual rent under the Lease was $325,000. Commencing July 1, 1994, the annual rent has been reduced to $250,000.

     Lynton Jet and HM Industries also entered into a Management Agreement in August 1990, as amended (the "Management Agreement"), which provided for the hiring by Lynton Jet of the then existing HM Industries aviation management personnel and additional personnel as shall be necessary from time to time to maintain adequate level of staffing for the services to be provided by Lynton Jet to HM Industries pursuant to the agreement. Until June 30, 1995, Lynton Jet was obligated to provide complete aviation management services, including flight scheduling, aircraft utilization management, provision of pilots, repair and maintenance, fueling, catering and bookkeeping and accounting. Since June 30, 1995, however, the Company is obligated to provide only fueling, catering and bookkeeping and accounting services under the Management Agreement. In connection therewith, HM Industries reimburses the Company for actual costs of performing these services, less $125,000 per annum through June 30, 1994. Commencing July 1, 1994, there is no deduction in the reimbursement amount. The term of the Management Agreement is ten years, subject to HM Industries' right to terminate upon 60 days' notice. During the fiscal year ended September 30, 1995, HM Industries reimbursed the sum of $6,417,000 to the Company under the terms of the Management Agreement. At September 30, 1995, reimbursements receivable from HM Industries was $141,000.

     The Company has 1,000 shares of Series C Convertible Preferred Stock and 2,000 shares of Series D Preferred Stock outstanding as a result of a financing transaction effected in December 1992. James G. Niven owns 200 shares and J.O. Hambro Nominees Ltd. owns 100 shares of the Series C Convertible Preferred Stock, and HM Holdings owns all 2,000 shares of the Series D Preferred Stock. (See "Principal Stockholders and Security Ownership of Management"). The Series C Convertible Preferred Stock (i) pays a semi-annual dividend payable out of the assets of the Company legally available therefor at the rate of $30 per share, (ii) is convertible at any time at the option of each of the purchasers of the Series C Convertible Preferred Stock into an aggregate of 677,779 shares of Common Stock, (iii) has voting rights as if such shares had been converted into Common Stock, (iv) is convertible at the Company's option after ten years, and (v) has no mandatory or optional redemption rights. The Company had dividends of $60,000 related to the Series C Convertible Preferred Stock during fiscal 1995. The Series D Preferred Stock (i) pays a quarterly cumulative dividend out of the assets of the Company legally available therefor at a rate equal to the average interest rate per annum borne by the Loans outstanding under the Credit Agreement with HM Holdings, (ii) is non-convertible, (iii) has no voting rights, and (iv) has no mandatory or optional redemption rights. The Company had dividends of approximately $154,000 related to the Series D Preferred Stock during fiscal 1995.

     See " - Employment Contracts" for information on the employment agreement entered into with Christopher Tennant.

     Pursuant to an oral agreement, the Company rents office space in London from Lynton International Limited ("Lynton International"), a company organized under the laws of England which is wholly-owned by Christopher Tennant, the Company's President, Chief Executive Officer and a Director. For the year ended September 30, 1995, rental expense for this space was $48,000.

     At September 30, 1994, the Company had a note payable of $67,000 due to a company owned by Thomas E. Sopwith, a stockholder of the Company. (See "Principal Stockholders and Security Ownership of Management"). This note bears interest at Sterling LIBOR plus 2% and is payable on demand. This note was paid by the Company in fiscal 1995.

INDEBTEDNESS OF MANAGEMENT

     At September 30, 1989, Lynton International was indebted to the Company in the amount of $123,521. Such indebtedness was incurred as a result of certain business expenses being paid by the Company prior to September 30, 1989 on behalf of Lynton International. During fiscal 1990, such amount was increased due to costs incurred by the Company on behalf of Lynton International for automobile rental and other charges and reduced partially by rent charges for the Company's office space in London. (See " - Transactions with Management and Others"). At September 30, 1995, Lynton International was indebted to the Company in the amount of $191,308 which was approximately the highest amount outstanding during the fiscal year ended September 30, 1995. Such indebtedness does not have a due date and is non-interest bearing. Christopher Tennant, the Company's President, Chief Executive Officer and a Director, is the sole stockholder of Lynton International. There is no relationship between Lynton International and the Company other than as described herein.

MATERIAL PROCEEDINGS

     There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any if its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

ADDITIONAL INFORMATION

     During the fiscal year ended September 30, 1995, the Board of Directors held two formal meetings. In addition, the Board of Directors took action by unanimous written consent and met informally on other occasions during the period. The Audit Committee of the Board of Directors, formed in February 1994, consisting of Messrs. Hambro, Toms and Alexander held one formal meeting during the last fiscal year. The Committee is primarily responsible for reviewing the services performed by the Company's independent public
accountants  and  internal   audit  department  and  evaluating  the  Company's
accounting principles and its system of internal accounting controls. The Compensation Committee of the Board of Directors, formed in February 1994, consisting of Messrs. Niven, Hambro and Alexander held one formal meeting during the last fiscal year. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and other key employees and overseeing the granting of stock options. No director, excepting Richard Hambro and Nicholas R.H. Toms, attended fewer than 75% of all meetings of the Board of Directors and the Committees, if any, upon which such director then served during the 1995 fiscal year.

                         SELECTION OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as the Company's independent auditors for the fiscal year ending September 30, 1996, subject to ratification by the Company's stockholders. Said firm and its predecessor firm has acted as auditors for the Company since 1988. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP as the Company's independent auditors by voting for this proposal.

                        STOCKHOLDERS' PROPOSALS

     Any stockholder who wishes to present a proposal for action at the next Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by management must notify management of the Company so that such notice is received by management at its principal executive offices at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey, 07960 by October 5, 1996 and is in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

                             MISCELLANEOUS

     The Board of Directors knows of no other business to be presented at the Annual Meeting but if other matters properly do come before the meeting, it is intended that the persons named in the accompanying proxy will vote the shares for which they hold proxies in accordance with their judgment.

     The Company's Annual Report for the fiscal year ended September 30, 1995 is being delivered to the Company's stockholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                      By Order of The Board of Directors


Dated:  February 2, 1996              Manus O'Donnell,
                                      Secretary

                               APPENDIX

                           FORM OF PROXY CARD

                                 PROXY

                           LYNTON GROUP, INC.
                    ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MARCH 6, 1996

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Christopher Tennant and Manus O'Donnell, and each of them, with power of substitution as proxies for the undersigned to act and vote at the Annual Meeting of Stockholders of Lynton Group, Inc. (the "Company") to be held on March 6, 1996, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, and any adjournments thereof for the following purposes:

     1.    Election  of Directors -  Nominees are:  Christopher Tennant,  James
G. Niven, Richard Hambro, Nicholas R.H. Toms and George H. Hempstead, III.

           [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)





           [  ] WITHHOLD AUTHORITY to vote for the listed nominees.

     2. Proposal to ratify the selection of Ernst & Young LLP as the Company's auditors for the fiscal year ending September 30, 1996.

           [  ]  FOR   [  ]  AGAINST  [  ]  ABSTAIN

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 and 2.






                                      Signatures of Stockholder(s)

                                      Dated:


     NOTE:   Please  sign  exactly  as  name  appears  hereon.  When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title.